EXHIBIT 23.2

[ERNST & YOUNG, LLP LOGO]

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 15, 2005 in the pre-effective Amendment No. 4 to the Registration Statement SB-2 (File # 333-127953) and the related Prospectus of Octillion Corp. for the registration of up to 3,000,000 shares of its common stock.

“Ernst & Young LLP”

Vancouver, British Columbia, Canada

Chartered Accountants

February 17, 2006